Free Writing Prospectus to Preliminary Terms No. 7,741

Registration Statement Nos. 333-250103; 333-250103-01

Dated January 25, 2023; Filed pursuant to Rule 433

Morgan Stanley

6-Year SX5E Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	March 5, 2029
Underlying index:	EURO STOXX 50® Index (“SX5E”)
Payment at maturity:

●If the final index value is greater than or equal to the initial index value:

$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment

●If the final index value is less than the initial index value but greater than or equal to the downside threshold level, meaning the value of the underlying index has declined by no more than 40% from its initial value:

$10

●If the final index value is less than the downside threshold level, meaning the value of the underlying index has declined by more than 40% from its initial value:

$10 × index performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10, and will represent a loss of more than 40%, and possibly all, of your investment.

Upside payment:	$6.38 per security (63.80% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Downside threshold level:	60% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	February 28, 2029, subject to postponement for non-index business days and certain market disruption events
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	February 14, 2023
Original issue date:	February 17, 2023 (3 business days after the pricing date)
CUSIP/ISIN:	61774U208 / US61774U2087
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988223001390/ms7741_fwp-00850.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Index	Return on the Securities
+100.00%	100.00%
+80.00%	80.00%
+63.80%	63.80%
+60.00%	63.80%
+40.00%	63.80%
+20.00%	63.80%
0.00%	63.80%
-10.00%	0.00%
-20.00%	0.00%
-40.00%	0.00%
-41.00%	-41.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee any return of principal.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date.

●The estimated value of the securities is $9.270 per security, or within $0.55 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●Investing in the securities is not equivalent to investing in the underlying index.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

●There are risks associated with investments in securities linked to the value of foreign equity securities.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.